================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)

                                   ----------

                                    ICO, INC.
                                (Name of Issuer)

Common Stock, with no par value                           449294206
(Title of class of securities)                          (CUSIP number)

                            Christopher N. O'Sullivan
                           TRAVIS STREET PARTNERS, LLC
                         5333 Westheimer Road, Suite 600
                              Houston, Texas 77056
                                 (713) 759-2030
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  with copy to:
                                 Steven D. Rubin
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                                 (713) 546-5000

                                December 31, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 pages)

================================================================================

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                    Travis Street Partners, LLC
                                 SS OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON                                             76-0657668
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             WC
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Texas
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     1,158,300
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               1,158,300
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           1,158,300
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      5.05%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    00
                                 ---------------------------------------------------------------------------------------


                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                     Timothy J. Gollin
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON                                              ###-##-####
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF, OO
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         205,000
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                         1,158,300
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    205,000
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                   1,158,300
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           1,363,300
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      5.89%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                     Christopher N. O'Sullivan
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON                                               ###-##-####
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF, OO
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         248,286
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                         1,158,300
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    248,286
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                   1,158,300
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           1,363,300
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      6.07%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                  Global Undervalued Securities
                                 S.S. OR I.R.S. IDENTIFICATION NO.                         Master Fund, L,.P.
                                 OF ABOVE PERSON                                           52-2294219
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             WC
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Cayman Islands
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    PN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                  Global Undervalued Securities
                                 S.S. OR I.R.S. IDENTIFICATION NO.                         Fund, L.P.
                                 OF ABOVE PERSON                                           98-0167993
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             WC
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Cayman Islands
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    PN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                  Global Undervalued Securities
                                 S.S. OR I.R.S. IDENTIFICATION NO.                         Fund, Ltd.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             WC
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Cayman Islands
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    CO
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                  Global Undervalued Securities
                                 S.S. OR I.R.S. IDENTIFICATION NO.                         Fund, (QP), L.P.
                                 OF ABOVE PERSON                                           52-2294217
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             WC
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Cayman Islands
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    PN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
                                 NAME OF REPORTING PERSON                                    Kleinheinz Capital Partners
             1                   S.S. OR I.R.S. IDENTIFICATION NO.                           LDC
                                 OF ABOVE PERSON                                             52-2294216
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             AF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Cayman Islands
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    CO
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
                                 NAME OF REPORTING PERSON                                   Kleinheinz Capital Partners,
             1                   S.S. OR I.R.S. IDENTIFICATION NO.                          Inc.
                                 OF ABOVE PERSON                                            75-2633745
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             AF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        Texas
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    CO
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                             John B. Kleinheinz
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON                                                      ###-##-####
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             AF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 --------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                           J. Kenneth Phillips
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON                                                    ###-##-####
                                 --------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 --------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 --------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             AF
                                 --------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 --------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States
                                 --------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         0
          SHARES
                                 --------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                     497,850
         OWNED BY
                                 --------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    0
         REPORTING
                                 --------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:               497,850
                                 --------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           497,850
                                 --------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 --------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      2.17%
                                 --------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 --------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                                  A. John Knapp
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        U.S.A.
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         165,325
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                              0
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    165,325
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                        0
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           145,325
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      0.72%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                         Charles T. McCord, III
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        U.S.A.
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         92,075
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                             0
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    92,075
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                       0
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           88,675
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      0.40%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                                John V. Whiting
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         25,000
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                             0
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    25,000
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                       0
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           25,000
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      0.11%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                               James D. Calaway
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        U.S.A.
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         5,000
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                            0
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    5,000
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                      0
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           5,000
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      0.02%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------
             1                   NAME OF REPORTING PERSON                                          Christopher P. Scully
                                 S.S. OR I.R.S. IDENTIFICATION NO.
                                 OF ABOVE PERSON
                                 ---------------------------------------------------------------------------------------

             2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (a)    [x]
                                                                                                          (b)    [_]
                                 ---------------------------------------------------------------------------------------

             3                   SEC USE ONLY
                                 ---------------------------------------------------------------------------------------

             4                   SOURCE OF FUNDS:                                             PF
                                 ---------------------------------------------------------------------------------------

             5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                                 PURSUANT TO ITEM 2(d) OR 2(e):                                                  [_]
                                 ---------------------------------------------------------------------------------------

             6                   CITIZENSHIP OR PLACE OF ORGANIZATION:                        U.S.A.
                                 ---------------------------------------------------------------------------------------

         NUMBER OF                        7        SOLE VOTING POWER:                         128,000
          SHARES
                                 ---------------------------------------------------------------------------------------

       BENEFICIALLY                       8        SHARED VOTING POWER                              0
         OWNED BY
                                 ---------------------------------------------------------------------------------------

           EACH                           9        SOLE DISPOSITIVE POWER:                    128,000
         REPORTING
                                 ---------------------------------------------------------------------------------------

        PERSON WITH                       10       SHARED DISPOSITIVE POWER:                        0
                                 ---------------------------------------------------------------------------------------

            11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                 PERSON:           12,000
                                 ---------------------------------------------------------------------------------------

            12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                 CERTAIN SHARES:                                                          [_]
                                 ---------------------------------------------------------------------------------------

            13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                      0.56%
                                 ---------------------------------------------------------------------------------------

            14                   TYPE OF REPORTING PERSON:                                    IN
                                 ---------------------------------------------------------------------------------------

                  This Amendment No. 11 ("Amendment No.11") amends the Statement on Schedule 13D filed on December 29, 2000 (the "Original Schedule 13D"), as amended by Amendment No. 1 filed on January 12, 2001, Amendment No. 2 filed on January 19, 2001, Amendment No. 3 filed on February 1, 2001, Amendment No. 4 filed on February 9, 2001, Amendment No. 5 filed on February 20, 2001, Amendment No. 6 filed on April 11, 2001, Amendment No. 7 filed on May 9, 2001, Amendment No. 8 filed on June 7, 2001, Amendment No. 9 filed on September 21, 2001 and Amendment No. 10 filed on December 28, 2001 (as amended, the "Schedule 13D") by and on behalf of the following persons: Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually "O'Sullivan" and; together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips ("Phillips") (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James D. Calaway ("Calaway") and Christopher P. Scully (individually "Scully"; and together with the Global Reporting Persons, the TSP Reporting Persons, Knapp, McCord, Whiting and Calaway, the "Reporting Persons").

                  Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" shall mean ICO, Inc.

ITEM 2. IDENTITY AND BACKGROUND

                  Item 2 of the Schedule 13D is amended by amending and restating the second paragraph thereof in its entirety to read as follows:

                  The business address of Gollin is 11490 Westheimer, Suite 1000, Houston, Texas 77002. The business address of each of O'Sullivan and TSP is 5333 Westheimer Road, Suite 600, Houston, Texas 77056. The business address of each of the Global Reporting Persons is c/o Kleinheinz Capital Partners, Inc., 201 Main Street, Suite 2001, Fort Worth, Texas 76102. The business address of Knapp is 5333 Westheimer Road, Suite 600, Houston, Texas 77056. The business address of McCord is 1201 Louisiana, Houston, Texas 77002. The business address of Whiting is 10800 Boxley Bend Rd., College Station, Texas 77845. The business address of Scully is 777 Post Oak Blvd., Houston, Texas 77056. The business address of Calaway is 1200 Smith, Houston, Texas 77002.

                  Except as indicated above, the information set forth in Item 2 of the Schedule 13D remains unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  The aggregate amount of funds required to purchase the aggregate of 43,286 Shares purchased by O'Sullivan was $50,416, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 160,325 Shares purchased by Knapp was $184,935, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 87,075 Shares purchased by McCord was $100,194, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 25,000 Shares purchased by Whiting was $28,863, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 128,000 Shares purchased by Scully was $153,868, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 of the Schedule 13D is amended by amending and restating subsections (a), (b) and (c) of the Schedule 13D in their entirety to read as follows:

                  (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 2,524,836 Shares, of which 425,000 Shares are issuable upon exercise of stock options granted by the Company to Messrs. Calaway, Knapp, and McCord (each of whom received options to acquire 5,000 Shares) and to Messrs. Gollin and O'Sullivan (each of whom received options to acquire 205,000 Shares), constituting 10.80% of the outstanding Shares (the percentage of Shares owned being based upon 22,956,987 Shares outstanding on December 20, 2001, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001).

                  Each of the TSP Managers possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which TSP beneficially owns. Each of the TSP Managers disclaims beneficial ownership of such Shares for all other purposes.

                  Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which Global beneficially owns. Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips disclaims beneficial ownership of such Shares for all other purposes.

                  None of the TSP Reporting Persons possesses voting or investment power over any Shares which any Global Reporting Person beneficially owns, and each of the TSP Reporting Persons disclaims beneficial ownership of any such Shares.

                  None of the Global Reporting Persons possesses voting or investment power over any Shares which any TSP Reporting Person beneficially owns, and each of the Global Reporting Persons disclaims beneficial ownership of any such Shares.

                  (b) The responses to Items 7-11 on each of pages 2-17 hereof which relate to voting and disposition of Shares with respect to each Reporting Person are incorporated herein by reference.

                  (c) Except as set forth on Exhibit 1, the Reporting Persons have not engaged in any transactions in the Shares during the past sixty days.

                  Except as indicated above, the information set forth in Item 5 of the Schedule 13D remains unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

                  The following Exhibits are filed herewith:

                  1. Acquisition of Shares Effected by Reporting Persons During Past 60 Days.

                  2.       Joint Filing Agreement

             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   January 8, 2002

                              TRAVIS STREET PARTNERS, LLC


                              By:  /s/ Christopher N. O'Sullivan
                                   ----------------------------------
                                   Christopher N. O'Sullivan, Manager


                              /s/ Timothy J. Gollin
                              ----------------------------------
                              Timothy J. Gollin


                              /s/ Christopher N. O'Sullivan
                              ----------------------------------
                              Christopher N. O'Sullivan


                              /s/ Charles T. McCord, III
                              ----------------------------------
                              Charles T. McCord, III


                              /s/ A. John Knapp
                              ----------------------------------
                              A. John Knapp


                              /s/ John V. Whiting
                              ----------------------------------
                              John V. Whiting


                              /s/ James D. Calaway
                              ----------------------------------
                              James D. Calaway


                              /s/ Christopher P. Scully
                              ----------------------------------
                              Christopher P. Scully

                  GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P., a Cayman Islands exempted limited partnership


                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  GLOBAL UNDERVALUED SECURITIES FUND, L.P., a Cayman Islands exempted limited partnership


                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  GLOBAL UNDERVALUED SECURITIES FUND, LTD., a Cayman Islands exempted company


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager

                  GLOBAL UNDERVALUED SECURITIES FUND, (QP), L.P., a Cayman Islands exempted limited partnership



                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  KLEINHEINZ CAPITAL PARTNERS LDC, a Cayman Islands exempted limited duration company


                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  John B. Kleinheinz


                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  J. Kenneth Phillips


                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact


                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager